UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Schedule 14A

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Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. 1)

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Filed by a party other than the Registrant	☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

OAK WOODS ACQUISITION CORPORATION
(Name of Registrant as Specified In Its Charter)

______________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

Oak Woods Acquisition Corporation (the “Company”) is filing this amendment No. 1 (the “Amendment No. 1”) to its definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on September 25, 2025 (the “Proxy Statement”) to (1) change the definition of “Extension Payment” from $0.023 cents per each remaining public share for each one-month extension to $0.033 cents per each remaining public share and to update the proposed amendments to the Restated Memorandum and Articles of Association accordingly. Terms used in this Amendment No. 1 that are not defined in this Amendment No. 1 have the meanings given to them in the Proxy Statement.

To reflect the above summary of the proposed changes to the Proxy Statement in the Shareholder Letter, Notice of the Extraordinary Meeting General Meeting to Be Held on September 29, 2025, adjourned to October 8, 2025, on Page 18 the revised Proposal No. 1 — The Charter Amendment Proposal is as follows:

1.      Proposal No. 1 — The Charter Amendment Proposal as a special resolution, to amend the Company’s Amended and Restated Memorandum and Articles of Association, as amended (the “Charter”) pursuant to an amendment to the Charter in the form set forth in Annex A of the accompanying proxy statement to extend the date by which the Company must consummate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination (a “business combination”) from September 28, 2025 (the “Current Outside Date”) to March 28, 2026 (the “Extended Date”) by depositing on or before the 28th of each month (an “Extension Date”) $0.033 per each remaining public share (the “Charter Amendment Proposal”);

2.      Proposal No. 2 — The Adjournment Proposal as an ordinary resolution, to approve the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Charter Amendment Proposal, or if we otherwise determine that additional time is necessary to effectuate the Extension, which will only be presented at the Extraordinary General Meeting if, based on the tabulated votes, there are not sufficient votes at the time of the Extraordinary General Meeting to approve the Charter Amendment Proposal, in which case the Adjournment Proposal will be the only proposal presented at the Extraordinary General Meeting or (ii) if the Board determines before the Extraordinary General Meeting that it is not necessary or no longer desirable to proceed with the proposals (the “Adjournment Proposal”).

After consultation with Whale Bay International Company Limited (the “Sponsor”), the Company’s management has confirmed that, if the Extension Proposal is approved, the Sponsor or its affiliates will contribute $118,055.02 in connection with the now pending September extension payment, and $0.033 per each remaining public share for each Extension Date through the Extended Date to the Company as a loan for the Company. The Company will make the deposit of the funds into the Trust Account, on or before October 15, 2025 with respect to the now pending September extension payment and on or before any additional Extension Date, each for an additional one (1) month period, up to six (6) times through March 28, 2026.

Currently, according to our Charter, the Company elected to extend the period of time to consummate a business combination (the “Combination Period”) to September 28, 2025 to complete a business combination. Further to that election, our Sponsor effected payments pursuant to this requirement on August 28, 2025, representing $100,000 of the $172,500 extension fee, with the remainder fully settled as of the date of the Record Date. The purpose of the Charter Amendment Proposal is to allow OAKU to extend the period of time to consummate a business combination at a lower extension fee and otherwise permit shareholders the opportunity to redeem their shares as described further here below. Our Board has determined that it is in the best interests of our shareholders to make the monthly extension fee $0.033 for each remaining public share.

To reflect the above summary of the proposed changes to the Proxy Statement on Pages 23-24, the revised section entitled The Charter Amendment is as follows:

The Charter Amendment

The Charter Amendment Proposal would amend our existing Memorandum and Articles of Association, providing the Company with the right to extend the date on which to commence liquidating the Trust Account from September 28, 2025 to March 28, 2026 and making the monthly extension fee required for the Company to extend the time available for us to consummate our initial business combination $0.033 for each remaining public share (the “Extension Payment”) for each one-month extension. The complete text of the proposed amendment to our Memorandum and Articles of Association is attached to this proxy statement as Annex A. All shareholders are encouraged to read the proposed amendment in its entirety for a more complete description of its terms.

If the Charter Amendment Proposal is not approved and we do not consummate a business combination by September 28, 2025 in accordance with our current Charter, we will distribute the aggregate amount then on deposit in the Trust Account, pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs. Any redemption of public shareholders from the trust account shall be effected automatically by function of our amended and restated memorandum and articles of association prior to any voluntary winding up. If we are required to windup, liquidate the trust account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Companies Act of the Cayman Islands (as amended). In that case, investors may be forced to wait beyond September 28, 2025 before the redemption proceeds of our Trust Account become available to them and they receive the return of their pro rata portion of the proceeds from our Trust Account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless we consummate our initial business combination prior thereto and only then in cases where investors have sought to redeem their ordinary shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we are unable to complete our initial business combination.

You are not being asked to vote on a business combination at this time. If the Charter Amendment Proposal is approved and you do not elect to redeem your Public Shares, you will retain the right to vote on any proposed business combination when it is submitted to shareholders and the right to redeem your Public Shares for a pro rata portion of the trust account in the event such business combination is approved and completed or the Company has not consummated a business combination by March 28, 2026.

If the Charter Amendment Proposal is approved, the removal of the Withdrawal Amount from the trust account will reduce the amount held in the trust account and OAKU’s net asset value based on the number of shares that seek redemption. OAKU cannot predict the amount that will remain in the trust account if the Charter Amendment Proposal is approved.

The Board’s Reasons for the Charter Amendment Proposal

The Company is proposing to amend its Memorandum and Articles of Association to allow the Company to extend its life monthly until March 28, 2026 by paying a monthly extension fee $0.033 for each remaining public share. Currently, according to our Charter, the Company may not extend the Combination Period beyond September 28, 2025 to complete a business combination without effectuating this amendment.

As discussed above, after careful consideration of all relevant factors, our Board has determined that the Charter Amendment Proposal is fair to, and in the best interests of, OAKU and its shareholders because it increases the liklihood of the Sponsor: (i) being able to support the Company’s financial needs through the date of a future acquisition, and; (ii) ensure the most efficient process for redemption of public shares. The Board has approved and declared advisable adoption of the Charter Amendment Proposal and recommends that you vote “FOR” such adoption. The Board expresses no opinion as to whether you should redeem your Public Shares.

ANNEX A

PROPOSED AMENDMENT TO THE
AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
OAK WOODS ACQUISITION CORPORATION

RESOLUTIONS OF THE SHAREHOLDERS OF THE COMPANY

FIRST RESOLVED, as a special resolution: that the Amended and Restated Memorandum and Articles of Association of the Company be amended by the deletion of the existing Article 49.8 in its entirety and the insertion of the following language in its place:

“49.8          In the event that any amendment is made to the Articles:

(a)     to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 18 months (or 21 months or 24 months, if applicable under the provisions of this Article 49.8) from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles; or

(b)    with respect to any other provision relating to Members’ rights or pre-Business Combination activity,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares.

Notwithstanding the foregoing or any other provisions of the Articles, in the event that the Company has not consummated a Business Combination within ~~24~~ 30 months from the closing of the IPO, the Company may, without another shareholder vote, elect to extend the date to consummate the Business Combination for up to 6 times by an additional one-month each time after the ~~24~~th 30th month from the closing of the IPO, by resolution of the Directors until ~~30~~ 36 months from the closing of the IPO provided the Sponsor deposits $0.033 per each remaining public share for every one-month extension, on or prior to the date of the applicable deadline, up to six (6) times, through March 28, 2026.”

The date of this Amendment No. 1 is October 6, 2025.

Annex A-1